As filed with the Securities and Exchange Commission on May 1, 2025

Registration No. 333-252589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

Form S-1 on

Form S-3

Registration Statement

Under

The Securities Act of 1933

Vincerx Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	83-3197402
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1825 S. Grant Street

San Mateo, California 94402

(650) 800-6676

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raquel E. Izumi

Acting Chief Executive Officer

Vincerx Pharma, Inc.

1825 S. Grant Street

San Mateo, California 94402

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gabriella A. Lombardi

Julie Park

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 233-4500

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Vincerx Pharma, Inc., a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-3 (File No. 333-252589) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on January 29, 2021 and declared effective on February 9, 2021 (the “Registration Statement”). The Registration Statement was filed with respect to the offer and resale by the selling stockholders named therein from time to time of shares of up to an aggregate of 8,857,878 shares of common stock (including up to 3,295,000 shares of common stock that may be issued upon exercise of the private warrants) and up to an aggregate of 3,295,000 private warrants. The number of shares of common stock originally registered have not been adjusted to reflect the one-for-twenty (1-for-20) reverse stock split that became effective on January 27, 2025.

On April 28, 2025, the Registrant filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist its common stock from The Nasdaq Stock Market LLC and to deregister the common stock under Section 12(b) of the Securities Exchange Act of 1934. As previously disclosed in a Current Report on Form 8-K filed with the SEC on April 17, 2025, the board of directors of the Registrant approved the dissolution and liquidation of the Registrant pursuant to a plan of dissolution, subject to the approval of the Registrant’s stockholders. Accordingly, the Registrant is terminating all offerings of its securities pursuant to existing registration statements under the Securities Act of 1933, including the Registration Statement.

Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all securities registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on May 1, 2025.

VINCERX PHARMA, INC.

By:	/s/ Raquel E. Izumi
Raquel E. Izumi Acting Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.